EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES 2007

FINANCIAL RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., January 22 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces financial results for 2007 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the year ended December 31, 2007 was $5.3 million. This represents a $0.6 million or 10% decrease from net income of $5.9 million during 2006. Diluted earnings per share were $1.69 and $1.90 for 2007 and 2006, respectively, which represents a decrease of $0.21 or 11%. Net interest income was $17.3 million during 2007 as compared to $17.5 million during 2006, which represents a decrease of $0.2 million or 1%. Noninterest income was $6.2 million and $5.4 million for 2007 and 2006, respectively, which represents an increase of $0.8 million or 15%. Noninterest expenses were $15.6 million and $14.3 million for 2007 and 2006, respectively, which represents an increase of $1.3 million or 9%.

Total assets of the Company at December 31, 2007 were $507.5 million, which represents a decrease of $5.5 million or 1% from total assets of $513.0 million at December 31, 2006. Total loans grew $3.7 million or 1% from $386.0 million at December 31, 2006 to $389.7 million at December 31, 2007. Total deposits decreased $17.9 million or 5% from $397.5 million at December 31, 2006 to $379.6 million at December 31, 2007.

A dividend of $0.16 per share will be paid on February 15, 2008 to shareholders of record as of February 1, 2008. This is the same per share dividend that was paid on February 15, 2007. The Company’s total dividend was $0.64 per share for 2007 as compared to $0.60 per share for 2006.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports filed with and furnished to the Securities and Exchange Commission.